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                                                                  Exhibit 10.21A


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 23, 1998, by and between Gary Struzik of Sterling, Virginia ("Employee") and DIDAX INC., a Delaware business corporation with its principal place of business at 4501 Daly Drive, Suite 103, Chantilly, VA 20151 ("DIDAX" , each a "party" and collectively the "parties." In consideration of the employment and continuing employment of Employee by DIDAX, DIDAX and Employee hereby agree as follows:

1. Employment, Complete Agreement, and Modification. DIDAX agrees to employ Employee and Employee agrees to be employed by DIDAX on the terms and conditions set forth herein. This Agreement supersedes all previous representations, either written or oral, between the parties relating to employment, services, compensation, and/or benefits, including but not limited to the document titled "Employment Agreement" made June 10, 1997. No provision of this Agreement may be modified except by a writing signed by both parties.

2. Position. Subject to the Bylaws of DIDAX and to the direction of the Board of Directors of DIDAX (the "Board"), Employee shall serve as directed by the Chief Executive Officer ("CEO") of DIDAX, performing such duties and carrying out such responsibilities as are assigned by the CEO, and in such additional management position(s) as the CEO may designate, currently including continuing to serve as Chief Financial Officer of DIDAX. As a bona fide occupational qualification for this position, Employee will subscribe to the Statement of Faith as stated in Article XIII, Section 2 of the Bylaws of DIDAX.

3. Compensation. During the Term of this Agreement, DIDAX shall pay to Employee for all his services a base salary in periodic installments in accordance with DIDAX's usual practice for its similarly situated employees, at an annual rate of $90,000, to be increased to $100,000 if DIDAX's net quarterly revenues exceed $200,000, and to $110,000 if DIDAX's net quarterly revenues exceed $400,000.

4. Incentive Compensation. In addition to the compensation provided in Section 3, Employee shall be entitled to receive payments under DIDAX's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate. Any incentive compensation which is not deductible, in the opinion of DIDAX's counsel, under
Section 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted.

5. Stock Options. In accordance with the provisions of DIDAX's 1997 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, DIDAX hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, options to acquire shares of DIDAX's outstanding common stock ("Option Stock") in the amount and per the vesting schedule as indicated in Attachment A. In the event of termination of this Agreement, Employee has the right to retain only those options that have vested prior to the effective date of such termination, until their natural expiration. All unvested options, warrants, and similar rights shall remain the property of DIDAX.

6.  Benefits. During the Term of this Agreement:

    6.1. Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to Employee and DIDAX.

    6.2. DIDAX shall provide paid accident and health insurance for Employee and his family comparable to that DIDAX provides for other DIDAX employees and their families.


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    6.3. DIDAX shall obtain at its expense (subject to Employee's insurability)
    an insurance policy on the life of Employee, adjusted at policy anniversary date, subject to the last sentence of this Section 6.3, in the minimum face amount of Employee's current annual base salary. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and DIDAX shall not retain any benefit therein.

    6.4. Employee shall be entitled to sick leave benefits in accordance with the customary policies of DIDAX for its executive officers, but in no event less than one (1) week per year. In the event of Employee's Disability, DIDAX shall provide disability insurance that shall provide for the payment of Employee's annualized salary at the time of the Disability, for a period of not less than one (1) year from the date of Disability. For purposes of this Agreement, "Disability" shall mean a written determination by a physician mutually agreeable to DIDAX and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties under this Agreement and that such disability has continued for ninety (90) days and can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

    6.5. In addition to the vacation provided pursuant to Section 6.1 hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days consistent with DIDAX's employment policies.

    6.6. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by DIDAX or the Board for similarly situated employees of DIDAX) in performing services hereunder.

    6.7. Employee shall be eligible to participate in benefits not inconsistent or duplicative of those set forth in this Section 6 as DIDAX shall establish or maintain for its employees or executives generally. Employee shall be solely responsible for any applicable income taxes relating to benefits provided under this Section 6.

7. Term and Termination. The Term of this Agreement shall begin on the date of execution stated above and shall continue until this Agreement is terminated by either party as provided herein. Either party may terminate this Agreement and Employee's employment hereunder at any time, with or without cause, upon thirty
(30) days prior written notice of termination to the other party.

8. Severance. Upon termination of his employment by DIDAX, and execution of a termination agreement, Employee shall continue to receive as severance his current base salary and such benefits as are provided under Sections 6.2 and 6.3 for an additional six (6) months.

9. Protective Covenant. During the period of his employment by DIDAX, Employee shall: (9.1) to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for DIDAX and its subsidiaries and affiliates; and (9.2) not acquire, assume, or participate in, directly or indirectly, any position, investment, action or interest adverse or antagonistic to DIDAX, its business or prospects, financial or otherwise.

10. Conciliation. The parties agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation, 1537 Avenue D, Suite 352, Billings, MT 59102. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction. These methods shall be the sole remedy for any controversy or claim arising out of this Agreement and the parties expressly waive their respective right to file a lawsuit in any civil court against one


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another for such disputes, except to enforce an arbitration decision. The parties agree that any claim or dispute hereunder shall expire if not brought within one (1) year of arising. Any claim or dispute arising from or related to the Noncompetition and Proprietary Information Agreement between DIDAX and Employee, or any subsequent noncompetition, nonsolicitation, confidentiality, and/or proprietary information agreement or covenant between DIDAX and Employee, shall not be subject to this Section 10.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Virginia without regard to principles of conflict of laws.

12. Severability. Should any provision or clause of this Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

13. Assignment. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of DIDAX, but, except as to any such successor of DIDAX, neither this Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party.

14. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or send by prepaid express delivery service, to the party to receive such notice at its address set forth at the beginning of this Agreement or at such other address as a party may be notice specify to the other.

15. No Conflicting Obligations. Each party represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way violate, interfere, or conflict with the performance to be rendered under this Agreement.

16. Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the Interests of DIDAX.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.


GARY STRUZIK                                DIDAX INC.


/s/ Gary Struzik                            /s/ James G. Buick
------------------------                    -----------------------
Gary Struzik                                James G. Buick
("Employee")                                Chairman of the Board

------------------------
Spouse

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                                 ATTACHMENT "A"
                                  Gary Struzik

             Exercise                                                                           Expiration
 Shares       Price                                  Vesting                                       Date
-----------------------------------------------------------------------------------------------------------
  30,000      $3.00                   One Third at end of 1996, 1997, 1998                       03/31/06
   6,331      $4.00                                Fully Vested                                  12/31/06
   1,405      $5.00                                Fully Vested                                  03/31/07
   1,290      $5.00                                Fully Vested                                  06/30/07
  31,434      $5.00       $1M ANNUAL REV. OR STOCK = OR greater than $7.50 FOR 2 Cons. MOS.      03/23/08
  10,478      $5.00       $4M ANNUAL REV. AND PROFIT FOR 2 Consecutive QRTRS.                    03/23/08
                                          OR STOCK = OR greater than $10.00
  10,478      $5.00                 $10M ANNUAL REV. AND EPS greater than $0.25                  03/23/08
   4,191      $5.00                         EPS = OR  greater than $0.05                         03/23/08
   6,287      $5.00                         EPS = OR  greater than $0.10                         03/23/08
   8,382      $5.00                         EPS = OR  greater than $0.15                         03/23/08